Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Third-Quarter Financial Results

HERCULES, CA – November 3, 2005 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the third quarter ended September 30, 2005.  Third-quarter net sales from continuing operations were $283.2 million, up 9.4 percent compared to the $258.8 million reported for the third quarter of 2004.  On a currency-neutral basis, sales were up by 8.4 percent for the period.  This growth was driven by strong sales in the areas of protein expression analysis, process chromatography, diabetes monitoring, blood virus screening, and quality control products.  Third-quarter income from continuing operations was $16.2 million, or $0.62 per share, up 157.9 percent from the same period last year.  Third-quarter 2004 earnings were affected, however, by $13.7 million, or $9.5 million net of taxes, of one-time purchased in-process R&D costs.  Excluding the one-time charges from the comparison, year-over-year earnings increased about 3 percent.

Year-to-date revenues from continuing operations grew by 11.7 percent to $873.7 million as compared to the same period last year.  Normalizing for the impact of currency effects, growth was 9.0 percent.  Income from continuing operations increased by 30.4 percent to $64.1 million, or $2.47 per share, compared to $49.2 million, or $1.91 per share, for the first nine months of 2004.  Year-to-date gross margin was 55.4 percent compared to 56.5 percent in the same period last year.

Third-Quarter Highlights

-

Overall net sales for the quarter grew by 9.4 percent to $283.2 million compared to $258.8 million reported in the third quarter of 2004.  On a currency-neutral basis, revenues were up 8.4 percent versus third-quarter 2004 results.

-

Basic earnings from continuing operations were $0.62 per share, or $0.61 per share on a diluted basis, compared to both basic and diluted earnings per share of $0.24 in the same period of 2004.

-

Life Science segment net sales for the quarter were $132.1 million, up 9.5 percent over the same period last year, which includes a 0.8 percent increase due to currency effects.  Sales growth in the third quarter was the result of a combination of factors including increased sales of process chromatography products as well as of products such as the Bio-Plex® platform (and associated protein expression analysis reagents) and the ExperionTM automated electrophoresis system, both of which are gaining market acceptance.  The Life Science segment also introduced the BioOdysseyTM CalligrapherTM miniarrayer, which brings microarray chip writing performance to individual researchers.  Segment growth was somewhat tempered, however, by erosion in the average selling price of BSE tests and competition in the real-time PCR instrumentation business.

-

Clinical Diagnostics segment net sales for the quarter were $148.3 million, an increase of 8.7 percent compared to the $136.4 million reported in the third quarter of 2004.  Normalizing for the impact of currency effects, sales growth for the segment was 7.5 percent.  Strong sales of blood virus screening products in the U.S. transfusion sector, increased blood typing sales in Europe, and expanding worldwide demand for the Company’s quality control products were the primary contributors to increased quarterly net sales.  Other gains in the Clinical Diagnostics segment include increased sales of newborn screening products in Northern Europe and strong demand for the Company’s diabetes monitoring, and HIV and Hepatitis testing products in the U.S. and Asia Pacific.

-

On August 30th, the Federal District Court in Connecticut granted a permanent injunction in our ongoing litigation with Applera and Roche.  Among other things, the injunction prevents us from selling the MJ Research line of thermal cycling products that we acquired in August 2004 in the United States.  However, the Company believes that a settlement agreement with Applera and Roche had been reached and the Company has made motions to the court asking that the settlement agreement be enforced and requesting a stay of the injunction during an appeal.  Although the timing and outcome of these motions are uncertain at this time, if the injunction continues in place throughout the fourth quarter, our Life Science business could be negatively impacted with sales being reduced by as much as $10 to 15 million and pre-tax operating profit reduced by $8 to 10 million versus prior expectations.

-

Also during the fourth quarter, we anticipate recording a gain on the sale of our shares in Instrumentation Laboratory S.p.A. and BioSource International of approximately $10 to 11 million.

“Overall, we are pleased with the Company’s performance during the third quarter, in spite of ongoing litigation we acquired as part of our acquisition of MJ Research last fall.  We continue to be optimistic about resolving these matters in due course,” said President and Chief Executive Officer Norman Schwartz.

Management will discuss these results in a conference call scheduled for 2:00 p.m. PT (5:00 p.m. ET) today, November 3, 2005. Interested parties can access the call by dialing 800-706-7748 (in the U.S.), or 617-614-3473 (international), access number 85706260. The live web cast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 28916822 for seven days following the call and the web cast can be accessed at http://www.bio-rad.com for 30 days.

Bio-Rad Laboratories, Inc. (www.bio-rad.com) is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves thousands of research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information, contact:
Christine Tsingos, Chief Financial Officer, or Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

Phone:  (510) 724-7000
E-mail: investor_relations@bio-rad.com

# # #

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$ 283,225	$ 258,849	$ 873,698	$ 782,144
Cost of good sold	126,413	116,036	389,837	340,406
Gross profit	156,812	142,813	483,861	441,738

Selling, general and administrative expense	102,738	90,183	306,458	267,439
Product research and development expense	28,673	26,581	83,995	76,459
Purchased in-process research and development expense	--	13,720	--	14,620
Interest expense	8,210	4,995	24,371	14,964
Foreign exchange (gains) losses, net	(97)	873	(1,296)	1,620
Other (income) expense, net	(3,506)	(2,656)	(14,033)	(3,306)
Income from continuing operations before taxes	20,794	9,117	84,366	69,942
Provision for income taxes	4,575	2,827	20,239	20,761
Income from continuing operations	16,219	6,290	64,127	49,181
Discontinued operations
Discontinued operations (net of tax)	--	--	--	(1,487)
Gain on divestiture (net of tax)	--	--	3,974	3,437
Total discontinued operations	--	--	3,974	1,950
Net income	$ 16,219	$ 6,290	$ 68,101	$ 51,131

Basic earnings per share:
Continuing operations	$ 0.62	$ 0.24	$ 2.47	$ 1.91
Discontinued operations	--	--	0.15	0.08
Net income	$ 0.62	$ 0.24	$ 2.62	$ 1.99

Weighted average common shares	26,115	25,753	26,015	25,692

Diluted earnings per share:
Continuing operations	$ 0.61	$ 0.24	$ 2.41	$ 1.86
Discontinued operations	--	--	0.15	0.07
Net income	$ 0.61	$ 0.24	$ 2.56	$ 1.93

Weighted average common shares	26,695	26,471	26,620	26,472

BIO-RAD LABORATORIES, INC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2005	December 31, 2004

Current Assets:
Cash and cash equivalents	$ 243,980	$ 195,734
Restricted cash	35,828	--
Short-term investments	114,522	165,899
Accounts receivable, net	244,466	261,243
Inventories, net	223,146	205,512
Prepaid expenses, taxes and other current assets	90,701	80,072
Total current assets	952,643	908,460

Net property, plant and equipment	182,045	202,324
Goodwill	113,276	113,276
Purchased intangibles, net	50,709	58,638
Other assets	127,318	109,304
Total assets	$ 1,425,991	$ 1,392,002

Current liabilities:
Notes payable and current maturities of long-term debt	$ 8,985	$ 9,457
Accounts payable	68,076	71,194
Accrued payroll and employee benefits	70,924	79,061
Sales, income and other taxes payable	13,032	15,835
Other current liabilities	138,216	139,828
Total current liabilities	299,233	315,375

Long-term debt, net of current maturities	425,812	425,979
Deferred tax liabilities	31,287	24,772
Other long-term liabilities	20,702	28,988
Stockholders’ equity	648,957	596,888
Total liabilities and stockholders’ equity	$ 1,425,991	$ 1,392,002

Certain items have been reclassified to conform to the current year presentation.

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$ 865,235	$ 796,395
Cash paid to suppliers and employees	(762,788)	(677,032)
Interest paid	(24,489)	(18,922)
Income tax payments	(30,085)	(32,074)
Miscellaneous receipts	12,345	5,715
Discontinued operations	(1,327)	(2,019)
Net cash provided by operating activities	58,891	72,063

Cash flows from investing activities:
Capital expenditures, net	(26,297)	(41,627)
Other investing activities	12,002	(23,595)
Net cash used in investing activities	(14,295)	(65,222)

Cash flows from financing activities:
Payments on long-term debt	(273)	(1,675)
Other financing activities	4,776	(4,830)
Net cash provided by (used in) financing activities	4,503	(6,505)

Effect of exchange rate changes on cash	(853)	783

Net increase in cash and cash equivalents	48,246	1,119
Cash and cash equivalents at beginning of period	195,734	65,395
Cash and cash equivalents at end of period	$ 243,980	$ 66,514

Reconciliation of income from continuing operations
to net cash provided by operating activities:

Income from continuing operations	$ 64,127	$ 49,181
Adjustments to reconcile income from continuing operations to net cash provided by operating activities (net of effects of acquisitions):
Depreciation and amortization	44,581	36,731
Changes in working capital	(37,674)	(21,142)
Other	(12,143)	7,293
Net cash provided by operating activities	$ 58,891	$ 72,063

Certain items have been reclassified to conform to the current year presentation.